Earnings Release May 09, 2022

Holly Energy Partners, L.P. Reports First Quarter Results
•Reported net income attributable to HEP of $49.6 million or $0.45 per unit
•Announced quarterly distribution of $0.35 per unit
•Reported EBITDA of $72.8 million and Adjusted EBITDA of $85.3 million
•Closed the acquisition of Sinclair Transportation Company LLC
Dallas, Texas -- Holly Energy Partners, L.P. ("HEP" or the "Partnership") (NYSE: HEP) today reported financial results for the first quarter of 2022. Net income attributable to HEP for the first quarter of 2022 was $49.6 million ($0.45 per basic and diluted limited partner unit), compared to $64.4 million ($0.61 per basic and diluted limited partner unit) for the first quarter of 2021.
Results for the first quarter of 2021 reflect special items that collectively increased net income attributable to HEP by a total of $13.6 million. These items included a gain on sales-type leases of $24.7 million and a goodwill impairment charge of $11.0 million related to our Cheyenne assets. Excluding these items, net income attributable to HEP for the first quarter of 2021 was $50.8 million ($0.48 per basic and diluted limited partner unit).
Distributable cash flow was $64.5 million for the first quarter of 2022, a decrease of $8.8 million, or 12.0%, compared to the first quarter of 2021. The decrease was mainly due to increased maintenance capital expenditures and a decrease in customer billings in excess of net income recognized in the first quarter of 2022. HEP declared a quarterly cash distribution of $0.35 per unit on April 21, 2022.
As previously announced, we completed our acquisition of Sinclair Transportation Company LLC (“Sinclair Transportation”) pursuant to that certain Contribution Agreement, dated August 2, 2021 (as amended on March 14, 2022, the “Contribution Agreement”), on March 14, 2022 in exchange for 21 million newly issued common limited partner units of HEP (the “HEP Units”), representing 17% of the outstanding HEP Units with a value of approximately $349 million based on HEP’s fully diluted common limited partner units outstanding and closing unit price on March 11, 2022, and cash consideration equal to $321.4 million, inclusive of estimated working capital adjustments pursuant to the Contribution Agreement for an aggregate transaction value of $670.4 million. Our consolidated financial and operating results for the first quarter of 2022 reflect Sinclair Transportation operations beginning March 14, 2022.
Commenting on our 2022 first quarter results, Michael Jennings, Chief Executive Officer, stated, “During the quarter, we successfully completed the Sinclair Transportation acquisition and have re-contracted the acquired assets with long-term minimum volume commitment contracts. Additionally, we are pleased with HEP’s solid financial performance in the first quarter, supported by on-going strength in our crude pipelines in Wyoming and Utah, which includes the recently acquired Sinclair Transportation crude pipeline system.”
“As we look forward, we believe HEP is positioned for significant earnings growth due to the quality and geographic location of our assets, our talented employee base, and our financially strong and supportive general partner, HF Sinclair.”

First Quarter 2022 Revenue Highlights
Revenues for the first quarter of 2022 were $120.2 million, a decrease of $7.0 million compared to the first quarter of 2021. The decrease was mainly due to lower revenues on our Cheyenne assets as a result of the conversion of HF Sinclair Corporation's (“HF Sinclair”) Cheyenne refinery to renewable diesel production, lower revenues on our Woods Cross refinery processing units, which were down for planned maintenance in March 2022, and lower revenues on our product pipelines servicing HF Sinclair's Navajo refinery. These revenue decreases were partially offset by higher revenues on our UNEV pipeline and revenues on our newly acquired Sinclair Transportation assets.

•Revenues from our refined product pipelines were $26.1 million, a decrease of $2.3 million compared to the first quarter of 2021. Shipments averaged 156.2 thousand barrels per day ("mbpd") compared to 164.0 mbpd for the first quarter of 2021. The volume and revenue decreases were mainly due to lower volumes on pipelines servicing HF Sinclair's Navajo refinery, partially offset by higher volumes and revenues on our UNEV pipeline and our newly acquired Sinclair Transportation product pipelines.

•Revenues from our intermediate pipelines were $7.5 million, consistent with the first quarter of 2021. Shipments averaged 117.8 mbpd for the first quarter of 2022 compared to 115.2 mbpd for the first quarter of 2021. The increase in volumes was mainly due to higher throughputs on our intermediate pipelines servicing HF Sinclair's Tulsa refinery while revenue remained constant mainly due to contractual minimum volume guarantees.

•Revenues from our crude pipelines were $31.2 million, an increase of $0.6 million compared to the first quarter of 2021. Shipments averaged 527.2 mbpd compared to 373.9 mbpd for the first quarter of 2021. The increase in volumes was mainly attributable to our Cushing Connect pipeline, which went into service in September 2021, as well as volumes on our newly acquired Sinclair Transportation crude pipelines. The increase in revenues was mainly due to our crude pipeline systems in Wyoming and Utah, including the Sinclair Transportation crude pipelines. Revenues did not increase in proportion to volumes due to recognizing most of the Cushing Connect Pipeline and Sinclair Transportation crude pipeline tariffs as interest income under sales-type lease accounting.

•Revenues from terminal, tankage and loading rack fees were $37.0 million, a decrease of $1.2 million compared to the first quarter of 2021. Refined products and crude oil terminalled in the facilities averaged 494.4 mbpd compared to 369.0 mbpd for the first quarter of 2021. The increase in volumes was mainly the result of higher throughputs at HF Sinclair's Tulsa refinery. Revenues decreased mainly because the first quarter of 2021 included the recognition of $6.5 million of the $10 million termination fee related to the termination of HF Sinclair's minimum volume commitment on our Cheyenne assets as a result of the conversion of the HF Sinclair Cheyenne refinery to renewable diesel production, partially offset by revenues on our newly acquired Sinclair Transportation terminal assets and higher revenues at our Tulsa and El Dorado tank farms.

•Revenues from refinery processing units were $18.4 million, a decrease of $4.1 million compared to the first quarter of 2021, and throughputs averaged 65.2 mbpd compared to 60.7 mbpd for the first quarter of 2021. The increase in volumes was mainly due to increased throughput at our El Dorado refinery processing units, partially offset by lower throughput at our Woods Cross refinery processing units, which were down for a scheduled turnaround in March 2022. Revenues decreased mainly due to the turnaround at Woods Cross, partially offset by higher natural gas recoveries in revenues. Revenues did not increase in proportion to the increase in volumes mainly due to contractual minimum volume guarantees.

Operating Costs and Expenses Highlights
Operating costs and expenses were $69.1 million for the three months ended March 31, 2022, representing a decrease of $11.3 million from the three months ended March 31, 2021. The first quarter decrease was mainly due to the goodwill impairment charge related to our Cheyenne reporting unit in 2021, lower depreciation expense, maintenance costs and natural gas costs, partially offset by higher property taxes, materials and supplies, employee costs, insurance and Sinclair Transportation acquisition costs.
Interest Expense and Interest Income Highlights
Interest expense was $13.6 million for the three months ended March 31, 2022, representing an increase of $0.4 million from the three months ended March 31, 2021. The increase was mainly due to higher average borrowings outstanding under our senior secured revolving credit facility related to the funding of the cash portion of the Sinclair Transportation acquisition.
Interest income for the three months ended March 31, 2022, totaled $12.6 million, an increase of $6.1 million compared to the three months ended March 31, 2021. The increase was mainly due to higher sales-type lease interest income from our Cushing Connect pipeline, which was placed into service at the end of the third quarter of 2021, and our newly acquired Sinclair Transportation pipelines and terminals.

We have scheduled a conference call today at 8:30 AM Eastern Time to discuss financial results. This webcast may be accessed at:

https://events.q4inc.com/attendee/607702822

An audio archive of this webcast will be available using the above noted link through May 23, 2022.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HF Sinclair subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Colorado, Idaho, Iowa, Kansas, Missouri, Nevada, New Mexico, Oklahoma, Texas, Utah, Washington, and Wyoming, as well as refinery processing units in Utah and Kansas.
HF Sinclair Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HF Sinclair owns and operates refineries located in Kansas, Oklahoma, New Mexico, Washington, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, subsidiaries of HF Sinclair produce base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. Through its subsidiaries, HF Sinclair produces renewable diesel at two of its facilities in Wyoming. HF Sinclair also owns a 47% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P.
This press release contains various “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “strategy,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. These forward-looking statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission (the “SEC”).

Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:
•HF Sinclair’s and the Partnership’s ability to successfully integrate the Sinclair Oil Corporation and Sinclair Transportation businesses acquired from REH Company (formerly known as The Sinclair Companies, referred to herein as “Sinclair”) (collectively, the “Sinclair Transactions”), with its existing operations and fully realize the expected synergies of the Sinclair Transactions or on the expected timeline;
•the demand for and supply of crude oil and refined products, including uncertainty regarding the effects of the continuing COVID-19 pandemic on future demand and increasing societal expectations that companies address climate change;
•risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored or throughput in our terminals and refinery processing units;
•the economic viability of HF Sinclair, our other customers and our joint ventures’ other customers, including any refusal or inability of our or our joint ventures’ customers or counterparties to perform their obligations under their contracts;
•the demand for refined petroleum products in the markets we serve;
•our ability to purchase and integrate future acquired operations;
•our ability to complete previously announced or contemplated acquisitions;
•the availability and cost of additional debt and equity financing;
•the possibility of temporary or permanent reductions in production or shutdowns at refineries utilizing our pipelines, terminal facilities and refinery processing units, due to reasons such as infection in the workforce, in response to reductions in demand or lower gross margins due to the economic impact of the COVID-19 pandemic, and any potential asset impairments resulting from such actions;
•the effects of current and future government regulations and policies, including the effects of current and future restrictions on various commercial and economic activities in response to the COVID-19 pandemic;
•delay by government authorities in issuing permits necessary for our business or our capital projects;
•our and our joint venture partners' ability to complete and maintain operational efficiency in carrying out routine operations and capital construction projects;
•the possibility of terrorist or cyberattacks and the consequences of any such attacks;
•uncertainty regarding the effects and duration of global hostilities and any associated military campaigns which may disrupt crude oil supplies and markets for refined products and create instability in the financial markets that could restrict our ability to raise capital;
•general economic conditions, including uncertainty regarding the timing, pace and extent of an economic recovery in the United States;
•the impact of recent or proposed changes in the tax laws and regulations that affect master limited partnerships; and
•other financial, operational and legal risks and uncertainties detailed from time to time in our SEC filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months ended March 31, 2022 and 2021.

	Three Months Ended March 31,		Change from
	2022	2021	2021
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$16,860	$18,606	$(1,746)
Affiliates – intermediate pipelines	7,506	7,506	—
Affiliates – crude pipelines	18,277	19,454	(1,177)
	42,643	45,566	(2,923)
Third parties – refined product pipelines	9,260	9,863	(603)
Third parties – crude pipelines	12,877	11,076	1,801
	64,780	66,505	(1,725)
Terminals, tanks and loading racks:
Affiliates	31,208	33,864	(2,656)
Third parties	5,807	4,318	1,489
	37,015	38,182	(1,167)

Refinery processing units - Affiliates	18,403	22,496	(4,093)

Total revenues	120,198	127,183	(6,985)
Operating costs and expenses
Operations	42,625	41,365	1,260
Depreciation and amortization	22,187	25,065	(2,878)
General and administrative	4,312	2,968	1,344
Goodwill impairment	—	11,034	(11,034)
	69,124	80,432	(11,308)
Operating income	51,074	46,751	4,323

Equity in earnings of equity method investments	3,626	1,763	1,863
Interest expense, including amortization	(13,639)	(13,240)	(399)
Interest income	12,647	6,548	6,099
Gain on sales-type leases	—	24,650	(24,650)
Gain on sale of assets and other	101	502	(401)
	2,735	20,223	(17,488)
Income before income taxes	53,809	66,974	(13,165)
State income tax benefit (expense)	(31)	(37)	6
Net income	53,778	66,937	(13,159)
Allocation of net income attributable to noncontrolling interests	(4,219)	(2,540)	(1,679)
Net income attributable to Holly Energy Partners	$49,559	$64,397	$(14,838)
Limited partners’ earnings per unit – basic and diluted	$0.45	$0.61	$(0.16)
Weighted average limited partners’ units outstanding	109,640	105,440	4,200
EBITDA(1)	$72,769	$96,191	$(23,422)
Adjusted EBITDA(1)	$85,338	$87,936	$(2,598)
Distributable cash flow(2)	$64,455	$73,218	$(8,763)

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	107,210	119,590	(12,380)
Affiliates – intermediate pipelines	117,802	115,225	2,577
Affiliates – crude pipelines	396,040	250,647	145,393
	621,052	485,462	135,590
Third parties – refined product pipelines	49,029	44,428	4,601
Third parties – crude pipelines	131,126	123,232	7,894
	801,207	653,122	148,085
Terminals and loading racks:
Affiliates	446,032	323,286	122,746
Third parties	48,354	45,753	2,601
	494,386	369,039	125,347

Refinery processing units - Affiliates	65,227	60,699	4,528

Total for pipelines and terminal assets (bpd)	1,360,820	1,082,860	277,960

.

(1)Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners, L.P. ("Holly Energy Partners") plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus (i) goodwill impairment, (ii) acquisition integration and regulatory costs and (iii) tariffs and fees not included in revenues due to impacts from lease accounting for certain tariffs and fees minus (iv) gain on sales-type leases, and (v) pipeline lease payments not included in operating costs and expenses. Portions of our minimum guaranteed pipeline and terminal tariffs and fees for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. These tariffs and fees were previously recorded as revenues prior to the renewal of the throughput agreement, which triggered sales-type lease accounting. Similarly, certain pipeline lease payments were previously recorded as operating costs and expenses, but the underlying lease was reclassified from an operating lease to a financing lease, and these payments are now recorded as interest expense and reductions in the lease liability. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.
Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,
	2022	2021
	(In thousands)
Net income attributable to Holly Energy Partners	$49,559	$64,397
Add (subtract):
Interest expense	13,639	13,240
Interest income	(12,647)	(6,548)
State income tax (benefit) expense	31	37
Depreciation and amortization	22,187	25,065
EBITDA	72,769	96,191
Gain on sales-type leases	—	(24,650)
Goodwill impairment	—	11,034
Acquisition integration and regulatory costs	836	—
Tariffs and fees not included in revenues	13,339	6,967
Lease payments not included in operating costs	(1,606)	(1,606)
Adjusted EBITDA	$85,338	$87,936
(2)Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended March 31,
	2022	2021
	(In thousands)
Net income attributable to Holly Energy Partners	$49,559	$64,397
Add (subtract):
Depreciation and amortization	22,187	25,065
Amortization of discount and deferred debt charges	770	844
Customer billings greater than net income recognized	497	4,336
Maintenance capital expenditures(3)	(5,620)	(1,372)
Increase (decrease) in environmental liability	(120)	(156)
Decrease in reimbursable deferred revenue	(3,234)	(4,014)
Gain on sales-type leases	—	(24,650)
Goodwill impairment	—	11,034
Other	416	(2,266)
Distributable cash flow	$64,455	$73,218

(3)Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.
Set forth below is certain balance sheet data.

	March 31,	December 31,
	2022	2021
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$15,016	$14,381
Working capital	$8,866	$17,461
Total assets	$2,777,276	$2,165,867
Long-term debt	$1,634,367	$1,333,049
Partners' equity	$821,609	$443,017

FOR FURTHER INFORMATION, Contact:

John Harrison, Senior Vice President,
    Chief Financial Officer and Treasurer
Craig Biery, Vice President, Investor Relations
Holly Energy Partners, L.P.
214-954-6511